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DOLLAR GENERAL REPORTS INCREASED NOVEMBER SALES

GOODLETTSVILLE, Tenn. – December 4, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the November four-week period ended November 28, 2003, equaled $575.3 million compared with $522.4 million last year, an increase of 10.1 percent. Same-store sales for the November period increased 1.7 percent compared with a 0.5 percent increase in the prior year November period.  The average customer purchase in November was approximately $8.90 compared to $8.86 in the same period last year.  Customer transactions in same-stores increased approximately 1.7 percent.

November sales by major merchandise category are as follows:

	FY 2003	FY 2002	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	58%	57%	+4%
Seasonal	19%	18%	+5%
Home Products	13%	14%	-7%
Basic Clothing	10%	11%	-8%

Departments reporting the strongest same-store percentage sales increases for November include the domestics department, the home cleaning and food department, and the hardware, toys and stationery department.

For the 43 weeks ended November 28, 2003, Dollar General total retail sales increased 12.7 percent to $5.5 billion from $4.9 billion in the same period a year ago.  Same-store sales for the 43 weeks increased 4.0 percent.

December Sales Outlook

For the five-week December period ending January 2, 2004, the Company expects total sales to increase 10 to 12 percent. Same-store sales are expected to increase 2 to 4 percent compared with a same-store sales increase of 2.3 percent in the December period last year.  December sales results will be released on Thursday, January 8, 2004.

Dollar General is a Fortune 500® discount retailer with 6,709 neighborhood stores as of November 28, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  The factors that may result in actual results differing from such forward-looking information, include, but are not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruptions; the Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; delays associated with building, opening, expanding or converting new or existing distribution centers; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

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